SECURED PROMISSORY NOTE

$3,739,591.00 Dated: December 1, 2005

FOR VALUE RECEIVED, Biovest International, Inc., a Delaware corporation (“Borrower”) promises to pay to the order of Accentia Biopharmaceuticals, Inc., a Florida corporation (“Lender”), the principal sum of Three Million Seven Hundred Thirty-nine Thousand Five Hundred Ninety-one Dollars ($3,739,591.00). This Secured Promissory Note is created on account of the issuance by Lender of 493,842 shares of Lender’s Common Stock to creditors of Borrower to pay and satisfy certain indebtedness of Borrower.

INTEREST: The unpaid principal shall bear simple interest at the rate equal to the Prime Rate as published on the last day of each month in the Wall Street Journal. No payment of interest shall be due until maturity.

MATURITY: The entire principal balance of this Note shall be due and payable in full within thirty (30) days of written demand for payment by Lender, delivered to Borrower via electronic mail, overnight express mail, or via hand delivery. There shall be no penalty for early repayment of all or any part of the principal.

SECURITY: This Note shall be secured by the continued application of a General Security Agreement (“Security Agreement”) in favor of Lender upon all assets of Borrower, previously executed by the parties. Borrower agrees that the UCC-1 filing in connection with this Security Agreement shall be maintained as current until the retirement of all indebtedness due from Borrower to Lender.

DEFAULT: The Borrower shall be in Default of this Note on the occurrence of any of the following events: (i) the Borrower shall fail to meet its obligation to make the required principal or interest payments hereunder; (ii) the Borrower shall be dissolved or liquidated; (iii) the Borrower shall make an assignment for the benefit of creditors or shall be unable to, or shall admit in writing their inability to pay their debts as they become due; (iv) the Borrower shall commence any case, proceeding, or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, or any such action shall be commenced against the undersigned; (v) the Borrower shall suffer a receiver to be appointed for it or for any of its property or shall suffer a garnishment, attachment, levy or execution; (vi) the Borrower shall sell, transfer, assign or otherwise dispose of any assets which are included in the Collateral securing this Note other than in the ordinary course of business.

REMEDIES: Upon default of this Note, Lender may declare the entire amount due and owing hereunder to be immediately due and payable. Lender may also use all remedies in law and in equity to enforce and collect the amount owed under this Note.

MISCELLANEOUS: Notwithstanding any provision herein or in any documents or instrument now or hereafter securing this Note, the total liability for payments in the nature of interest shall not exceed the limits now or at any time in the future imposed by the applicable laws of the State of Delaware.

This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware, notwithstanding the application of choice of law principles. Borrower hereby waives demand, presentment, notice of dishonor, diligence in collecting, grace and notice of protest.

BORROWER: BIOVEST INTERNATIONAL, INC.

By:

Name:

Title: